Exhibit 99.1

For Immediate Release

May 11, 2021

Company Contact: Michael Caruso SVP, Corporate Finance & Investor Relations michael.caruso@broadstone.com 585.402.7842

Broadstone Net Lease Proposes Amendment to Company Charter

ROCHESTER, N.Y. – Broadstone Net Lease, Inc. (the “Company) today announced that the Company’s Board of Directors has determined that it is in the best interest of the Company and its stockholders to amend the Company’s Articles of Incorporation, as amended (the “Charter”), to provide that amendments to the Charter shall only require the approval of a majority of votes cast at a duly called meeting of the Company’s stockholders, with a customary carve-out that would retain a supermajority vote for amendments to the restrictions on transfer and ownership of shares in connection with complying with REIT ownership requirements. Such an amendment would replace the current supermajority voting standard provided for by the Maryland General Corporate law, except for the provisions with respect to REIT ownership requirements. The Company intends to submit a proposal to stockholders at its 2022 annual meeting of stockholders to amend the Charter accordingly.

About Broadstone Net Lease, Inc.

BNL is an internally-managed REIT that acquires, owns, and manages primarily single-tenant commercial real estate properties that are net leased on a long-term basis to a diversified group of tenants. The Company utilizes an investment strategy underpinned by strong fundamental credit analysis and prudent real estate underwriting. As of March 31, 2021, BNL’s diversified portfolio consisted of 661 individual net leased commercial properties with 660 located in 41 U.S. states and one property located in Canada across the industrial, healthcare, restaurant, office, and retail property types.

1